                                                                   EXHIBIT 10.62



                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 31st day of December, 2001, by and between INTERVISUAL BOOKS, INC., a California corporation (the "Company"), and Larry Nusbaum (the "Executive").

     NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties, intending to be legally bound hereby, agree as follows:

     1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept such employment with the Company, on the terms and conditions set forth herein.

     2. Term. The employment of Executive by the Company as provided in this Agreement shall commence on January 1, 2002 (the "Start Date"), and end on December 31, 2003. As a condition precedent to the effectiveness of this Agreement, Executive shall report for work at the principal executive offices of the Company on the Start Date and, if requested by the Company, Executive shall affirm in writing on the Start Date that he has ceased employment with his current employer.

     3. Position and Duties. Executive shall serve as Chief Executive Officer of the Company, or such other position or positions as may be agreed to by the Executive and the Board of Directors ("Board") and upon execution of this Agreement, shall be appointed to the Company's Board. Executive shall at all times perform his duties and obligations faithfully and diligently and shall devote all his business time and best efforts exclusively to the business of the Company. Executive shall at all times industriously perform his duties under the supervision of and report to the Board and shall accept and comply with all directions from and all policies established from time to time by the Board. Executive's primary duties shall include, without limitation, responsibility for the day-to-day management of the Company and such other duties as may from time to time be prescribed by the Board. Executive shall promote the trade and business of the Company to the best of his ability and shall not willingly do anything to the prejudice of the Company's trade or business. Executive shall not at any time intentionally make any untrue statement regarding the Company and shall not after the termination of employment by the Company represent himself as being employed or connected with the Company. Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, entity or organization, whether for compensation or otherwise, without the prior written consent of the Company's Board of Directors. Executive shall adhere to all of the Company's policies and procedures applicable to Company's employees generally.

     4. Place of Performance. In connection with Executive's employment by the Company and except for required travel on Company business, Executive shall be based at the principal executive offices of the Company.


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     5.   Compensation and Related Matters.

          (a) Salary. During the initial term of Executive's employment hereunder, the Company shall pay to Executive a salary of $150,000.00 per year from the Start Date through December 31, 2002, unless otherwise increased by the Board based on performance, as well as additional compensation as provided in
Section 5(b). Thereafter, Executive's salary shall be adjusted annually by the Board based on performance. Such salary shall be paid in equal semi-monthly installments (or such shorter intervals as the Company may elect) and shall accrue from day to day. Such salary shall be subject to any withholding or taxes the Company is required by law to make or pay.

          (b)  Additional Compensation. In addition to the salary set forth in section 5(a) hereof, Executive shall receive the additional compensation as set forth in the table below, based upon the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the 12 month periods ending December 31, 2002 and 2003, respectively:


       Calendar Year        EBITDA                         Bonus
       -------------        ------                         -----
       2002                 Less than $1,250,000           None
                            $1,250,000 -- $1,499,999       $62,500
                            $1,500,000 -- $1,749,999       $90,000
                            $1,750,000 -- $1,999,999       $122,500
                            $2,000,000 or more             $160,000

       2003                 Less than $1,750,000           None
                            $1,750,000 -- $1,999,999       $ 87,500
                            $2,000,000 -- $2,249,999       $120,000
                            $2,250,000 -- $2,499,999       $157,500
                            $2,500,000 or more             $200,000

For purposes of this Agreement, EBITDA shall mean consolidated earnings of the Company, excluding any cancellation of indebtedness income as it relates to the compromise of payables owed to the Company's printers, before extraordinary items, and before interest income or expense, income taxes, depreciation and amortization as determined under generally accepted accounting principles consistently applied. The determination of the Company's EBITDA shall be made by the Company's Board of Directors (excluding the Executive) within 90 days after December 31, 2002 and December 31, 2003, respectively. Such determination shall be based on the Company's audited financial statements as presented in its Annual Report on Form 10-K for the applicable periods. If during the calendar year as listed above the Executive achieves the levels of profitability, then the Executive shall receive such remuneration within one-hundred twenty (120) days of said calendar year for the period listed above.


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          (c)  Vacations. During the term of Executive's employment hereunder,
Executive shall be entitled to four (4) weeks of vacation in each calendar year, and to compensation with respect to earned but unused vacation days determined in accordance with the Company's vacation policy in the event of termination. Executive's vacation shall be scheduled by mutual agreement between the Executive and the Board. All accrued but unused vacation days shall be carried over to the following year by the Company.

          (d) Expenses. During the term of Executive's employment hereunder, Executive shall be entitled to receive reimbursement for all reasonable out-of-pocket travel and other expenses (excluding ordinary commuting expenses) incurred by Executive in performing Executive's services hereunder, provided that:

               (i) Each such expenditure is of a nature qualifying it as a proper business expenditure of the Company and is approved by the Company; and

               (ii) Executive furnishes to the Company adequate records and other documentary evidence required by the Company for the substantiation of such expenditures as proper business expenditures of the Company, and Executive otherwise complies with general Company policies with respect to expense reimbursement.

Such expenses shall include, but not be limited to, a cellular phone, a beeper and all related charges.

          (e) Stock Options. Executive acknowledges that, as additional compensation for Executive's employment hereunder, Executive shall be granted non-statutory stock options in accordance with the Stock Option Agreement attached hereto or Exhibit "A." The terms of such stock options shall be governed by the provisions of the Stock Option Agreement.

          (f) Medical and Dental Insurance. During the term of Executive's employment hereunder, Executive and Executive's family shall be entitled to participate at the Company's sole expense in any medical and dental insurance plans from time to time generally applicable to full-time employees of the Company during the term of Executive's employment hereunder. In the event that Executive elects not to participate in the Company's insurance plans as described above, Executive shall receive additional monthly compensation equal in amount to the monthly insurance premium that would have been paid by the Company on his behalf.

          (g) 401(k) Plan. During the term of Executive's employment hereunder, Executive shall be entitled to participate in the Company's 401(k) Plan, or other similar plans established by the Company, applicable to full-time employees of the Company. To the extent permissible under the Plan documents, the Company shall waive the applicable waiting period for purposes of Executive's immediate eligibility to participate in the Plan.

          (h) Moving Expenses. Executive shall be entitled to reimbursement by the Company, in accordance with the Company's policies, for reasonable and customary moving expenses actually and reasonably incurred by Executive, but not to exceed $35,000.00 [OPEN], in connection with moving the Executive and, at the discretion of the Executive, during his employ, his immediate family, together with the personal belongings of Executive and Executive's immediate family, from New York to the Southern California area. Executive also shall be entitled to reimbursement for any taxes incurred by Executive by reason of the Company's payment of moving expenses hereunder.

          (i) Automobile Allowance. During Executive's employment hereunder, the Company shall pay Executive an automobile allowance in an amount equal to Executive's monthly automobile lease payment, but not to exceed $600.00 per month, on or about the last day of each month, provided that Executive maintains all necessary records as required by the Company and the Internal Revenue Service.

          (j) Interim Living Expenses. From the Start Date until the earlier to occur of: (A) the securing of permanent housing in the Southern California area for Executive and Executive's immediately family, or (B) June 30, 2002, Executive shall be entitled to reimbursement by the Company, in accordance with the Company's policies, for the following expenses actually and reasonably incurred by Executive:

               (i) Apartment or housing rental expenses, but not to exceed $1,800 per month;

               (ii) Furniture rental expenses, but not to exceed $250 per month;

               (iii)Reasonable expenses for family travel between Southern California and New York; and

               (iv) Reasonable living expenses for which receipts are furnished by Executive, as agreed to by the Executive and the Company's Board of Directors.

In addition, the Company shall advance any deposits required by the lessor in connection with the rental of an apartment, house or furniture under subsections
(i) and (ii) above.

     6.   Termination.

          (a) Cause. The Company may at any time upon written notice to Executive terminate this Agreement and Executive's employment hereunder for Cause pursuant to the provisions of this Section 6(a). Executive shall be given written notice by the Board of its intention to terminate Executive for Cause, which notice shall state the acts or omissions that constitute grounds on which the proposed termination for Cause is based. The Board shall permit Executive an opportunity to address the Board or a committee of three (3) or more directors regarding the grounds on which the proposed termination for Cause is based. In every case, the good faith judgment of the Board shall be conclusive as to whether Cause for termination exists.

For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment hereunder upon:

               (i) The breach by Executive of any material provision or covenant of this Agreement, and if such breach is susceptible to cure by Executive, the failure to effect such cure within twenty (20) days after written notice of such breach is given to the Executive;

               (ii) The willful failure or neglect of Executive to perform Executive's duties hereunder or the gross negligence of Executive in the performance of such duties, and if such failure or gross negligence is susceptible to cure by Executive, the failure to effect such cure by Executive within twenty (20) days after written notice of such failure or gross negligence is given to Executive;

               (iii) Except as permitted hereunder, Executive's unexplained and regular absences from the Company;

               (iv) Executive's use of alcohol or illegal drugs, which use interferes with the performance of Executive's duties hereunder;

               (v) Executive's conviction for a crime or for theft, embezzlement, fraud, misappropriation of funds or any other alleged act of dishonesty by Executive or Executive's indictment for any other felony or other crime involving moral turpitude; or

               (vi) Executive's violation of any law or ethical rule relating to Executive's employment by the Company, including, but not limited to a violation by Executive of Executive's fiduciary duty of loyalty to the Company which Executive owes to the Company as an officer and/or director.

In no event shall a "Change in Control" as that term is defined in the Company's Nonstatutory Stock Option Plan in and of itself constitute Cause for the termination of Executive's employment under the terms of this Agreement.

          (b) Death. This Agreement shall terminate automatically upon Executive's death.

          (c) Incapacity. If Executive becomes incapacitated during Executive's employment hereunder, this Agreement shall terminate on the date of determination by the Board of such incapacity. As used herein, "incapacity" shall mean any physical or mental illness or disability, or both, which renders Executive incapable of performing substantially all of his services hereunder for a period of sixty
(60) days or more in the aggregate during any calendar year, and which at any time after such sixty (60) days the Company's Board shall determine continues to render Executive incapable of performing substantially all of the services hereunder. Any reasonable determination made in good faith by the Board shall be conclusive and binding upon Executive.

          (d) Without Cause. The Company may terminate this Agreement at any time without Cause, upon sixty (60) days written notification subject to the conditions stated in Section 7(b) herein.

          (e) Resignation. Executive may terminate this Agreement at any time upon one hundred and twenty (120) days written notification delivered by Executive to the Company. Notwithstanding the above, Executive may immediately terminate this Agreement at any time upon the occurrence of any of the following events: (i) the Company shall become insolvent or shall make an assignment for the benefit of creditors, or if any petition is filed by or against the Company under any provision of any state or federal law or statute alleging that the Company is insolvent or unable to pay debts as they mature; (ii) if an involuntary petition shall be filed against the Company seeking bankruptcy or reorganization, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; (iii) the Company fails to pay compensation or any other amount due to Executive hereunder within ten (10) business days of the date the amount is due and payable; or (iv) the Company breaches any material term, covenant, or condition of this Agreement.

          (f) Notice of Termination. Any termination of Executive's employment by the Company or by Executive (other than termination pursuant to Subsection 6(b) above) shall be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" means a notice which: (i) indicates the specific termination provision in this Agreement relied upon; (ii) sets forth the circumstances which provide a basis for termination of Executive's employment under the provisions so indicated; and
(iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall not be more than thirty (30) days after the giving of such notice except as otherwise set forth herein).

          (g) Date of Termination. "Date of Termination" shall mean the date of death, the date of receipt of the Notice of Termination or the date specified therein, as the case may be.

          (h) Arbitration Rights. Nothing contained in this Section 6 shall affect the Company and Executive's right and obligation to arbitrate disputes as provided in Section 11 of this Agreement.

     7.   Obligations of the Company Upon Termination.

          (a) Termination. Upon termination of this Agreement pursuant to Sections 6(a), (b), (c) or (e), the Company shall have no further obligation to Executive, except that Executive shall receive the following within thirty (30) days of Executive's Date of Termination: (i) the portion of Executive's salary as set forth in Section 5(a)(hereinafter referred to as "Minimum Payments") which has been earned up to the Date of Termination; (ii) compensation for any accrued and unused vacation up to the Date of Termination; (iii) the right to participate in the Company's health insurance program under COBRA as of the Date of Termination; (iv) all additional compensation as defined in Section 5(b) earned for either or both calendar years (2002 or 2003) prior to the Date of Termination; (v) reimbursement of all business expenses incurred up to the Date of Termination subject to the requirements set forth in Section 5(d); (vi) all stock options earned, accrued and/or vested pursuant to Section 5(e) up to the Date of Termination; and (vii) any outstanding matching contributions earned by Executive under the Company's 401(k) Plan as of the Date of Termination.

          (b) Termination Without Cause. Upon termination of this Agreement pursuant to Section 6(d), the Executive shall be entitled to all benefits described in Section 7(a) above in addition to the following: (i) if the Date of Termination is between January 1, 2002 and December 31, 2002, an amount equal to the remainder of Executive's salary for that period, plus an additional calendar year of salary calculated at Executive's then current salary rate; and (ii) if the date of termination is between January 1, 2003 and December 31, 2003, a sum equal to the remainder of Executive's then current salary for the year.

     8.   Proprietary Information.

          (a) Definition. Executive hereby acknowledges that Executive possesses and may make use of, acquire, create, develop or add to certain confidential and/or proprietary information regarding the Company and its business (whether in existence prior to, as of or after the date hereof, collectively, "Proprietary Information"), which Proprietary Information shall include, without limitation, all of the following materials and information (whether or not reduced to writing and whether or not protected by patent or copyright): trade secrets, inventions, processes, formulae, programs, technical data, "know-how," procedures, manuals, confidential reports and communications, marketing methods, product sales or cost information, new product ideas or improvements, new packaging ideas or improvements, research and development programs, identities or lists of suppliers, vendors or customers, financial information and financial projections of the Company of any nature whatsoever, or any other confidential or proprietary information relating to the Company and/or its business. The term "Proprietary Information" shall not include any information that: (i) at the time of disclosure is generally available to and known by the public (other than as a result of its disclosure by Executive);
(ii) was available to Executive prior to disclosure by the

Company, provided that the person who was the source of such information was not known by Executive to be subject to an obligation of confidentiality to the Company; or (iii) becomes available to Executive on a non-confidential basis from a person other than the Company or its representatives, provided that the source of such information was not known by Executive to be subject to an obligation of confidentiality to the Company.

          (b) Nondisclosure. During the term of this Agreement and thereafter, Executive shall not, without the prior express written consent of the Board, disclose or make any use of any Proprietary Information except as may be required in the course of the performance of Executive's services under this Agreement.

          (c) Ownership. Executive acknowledges and agrees that all right, title and interest in and to any Proprietary Information shall be and shall remain the exclusive property of the Company. Without limiting the foregoing, Executive shall assign to the Company any and all right, title or interest which Executive may have in all Proprietary Information made, developed or conceived of in whole or in part by Executive during his employment hereunder.

          [(d) Agreement Not to Solicit Customers. To protect the Proprietary Information and trade secrets of the Company, Executive agrees, during the term of this Agreement and for a period of one year after termination of this Agreement, not to, directly or indirectly, either on Executive's own behalf or on behalf of any other person or entity, attempt to intentionally persuade any customer of the Company to cease to do business or to reduce the amount of business which any customer of the Company has customarily done or contemplates doing with the Company. Executive agrees that the covenants contained in this paragraph are reasonable and desirable. [OPEN]]

          [(e) Agreement Not to Solicit Employees. To protect the Proprietary Information and trade secrets of the Company, Executive agrees, during the term of this Agreement and for a period of one year after termination of this Agreement, not to, directly or indirectly, either on Executive's own behalf or on behalf of any other person or entity, solicit or employ any person who is an employee of the Company. Executive agrees that the covenants contained in this paragraph are reasonable and desirable. [OPEN]]

     9. Protection of Property. All records, files, manuals, documents, specifications, lists of customers, banks, forms, materials, supplies, computer programs and other materials furnished to the Executive by the Company, used on its behalf or generated or obtained during the course of the performance of the Executive's services hereunder, shall be and remain the property of the Company. Executive shall be a holder thereof for the sole use and benefit of the Company, and shall safely keep and preserve such property, except as consumed in the normal business operations of the Company. Executive acknowledges that this property is not readily accessible to the Company's competitors. Upon termination of Executive's employment with the Company for any reason, Executive shall immediately deliver to the Company, or its authorized representative, all such property, including all copies, remaining in Executive's possession or control.

     10. Specific Performance. In the event of a breach by Executive of any of the provisions of Sections 8 or 9, the Company, in addition to all other rights and remedies and notwithstanding the provisions of Section 11 hereof, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions thereof.

     11. Arbitration. If any legally actionable dispute arises which cannot be resolved by mutual discussion between the parties, the parties hereto agree to resolve that dispute by binding arbitration before an arbitrator experienced in employment law. Such arbitration shall be conducted in accordance with the rules applicable to employment disputes under the American Arbitration Association and the law of the State of California. Costs for the arbitration shall be shared equally between the parties unless otherwise required by law. The parties hereto agree that this agreement to arbitrate includes any disputes that the Company may have against Executive or that Executive may have against the Company and/or its related entities and/or employees arising out of or relating to Executive's employment with the Company, this Agreement, or Executive's termination of employment, including any claims of discrimination or harassment in violation of any federal or state law and any other aspect of Executive's compensation, training, employment or termination. The parties further agree that arbitration in accordance with this Section 11 shall be the exclusive and binding remedy for any such disputes and will be used instead of any court action, which is hereby expressly waived, except for requests by either party for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law or an administrative claim with an administrative agency. The parties agree that the arbitration provided for in this Section 11 shall be conducted in Santa Monica, California, unless otherwise mutually agreed to the contrary. The conduct and results of the arbitration will be kept confidential by all parties. This Section 11 shall survive the termination of this Agreement and cannot be terminated or amended unless expressly changed in a writing signed by each party hereto.

     12.  Additional Covenants.

          (a) Executive hereby represents and warrants that the execution, delivery and performance of this Agreement by Executive does not (i) breach, or result in a default under, any agreement to which Executive is a party or by which Executive is bound, (ii) breach or otherwise violate any order, writ, judgment, order or decree binding upon Executive, or (iii) violate any applicable law or regulation.

          (b) Upon Executive's cessation of employment with the Company for any reason whatsoever, Executive shall thereupon be deemed to have resigned from the Board of Directors of the Company, every parent or subsidiary of the Company on which he is then serving as a director, and any other company on which Executive is then serving as a director at the request of the Company, in each case effective as of the date of cessation of employment.

     13. Representation by Counsel. Executive acknowledges that he has been represented by legal counsel in connection with this Agreement and has consulted with such legal counsel. The Company shall reimburse Executive for all reasonable attorneys' fees and expenses actually incurred by Executive, but not to exceed $2,500.00, in connection with the negotiation and preparation of this Agreement.

     14. Reimbursement of Expenses. Executive shall furnish to the Company adequate records and other documentary evidence as requested by the Company to substantiate any costs or expenses for which reimbursement is sought hereunder.

     15. Assignment; Successors-in-Interest. This Agreement is personal to the Executive and is not assignable by the Executive otherwise than by will or the laws of descent and distribution without the prior written consent of the Company's Board of Directors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     16. Notice. Any notice, request and other communication between the parties with respect to this Agreement shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice thereunder, and shall be (i) delivered by hand;
(ii) telexed, telecopied or made by facsimile transmission; (iii) sent by overnight courier; or (iv) sent by certified or registered mail, return receipt requested, postage prepaid:

        If to Executive:     Executive's home address on file with the Company
        If to Company:       Intervisual Books, Inc.
                             2716 Ocean Park Boulevard, #2020
                             Santa Monica, California 90405
                             Attention: Chairman of the Board

     17. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, written, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

     18. Amendment; Waiver; Governing Law. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and by such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

     19. Validity. If any provision of this Agreement is rendered invalid or unenforceable by the enactment of any applicable statute or ordinance or by any regulations duly promulgated or is made or declared unenforceable by any court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

     20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

     21. Attorneys' Fees. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall be entitled to recover its costs and expenses (including reasonable attorneys' fees) incurred in arbitrating or otherwise resolving such dispute.

     22. Withholding of Taxes; Tax Reporting. The Company may withhold from any amounts payable under this Agreement all such Federal, state, city and other taxes, and may file with appropriate governmental authorities all such information, returns or other reports with respect to the tax consequences of any amounts payable under this Agreement, as may, in its reasonable judgment, be required by law.

     23. Termination. This Agreement shall terminate in the event $1,600,000 is not released to the Company at the Second Closing (as defined in Series A Preferred Stock Purchase Agreement between Intervisual Partners, LLC and the Company dated December 31, 2001 (the "Purchase Agreement")) as provided for in the Purchase Agreement. The parties acknowledge that unless such sum is released from escrow to the Company at the Second Closing, this Agreement shall be null and void and of no further effect.

                            [signature page follows]

                     SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.




                                            INTERVISUAL BOOKS, INC.


                                            By:      /s/ Waldo H. Hunt
                                               --------------------------------
                                            Name: Waldo H. Hunt
                                            Title:    Chairman

                                            EXECUTIVE

                                            /s/ Larry Nusbaum
                                            -----------------------------------
                                            Larry Nusbaum